UNISYS CORPORATION

                                 SAVINGS PLAN
                            FOR PUERTO RICO EMPLOYEES


                          Effective December 27, 2010

ARTICLE I                HISTORY AND SCOPE                         1
ARTICLE II               DEFINITIONS                               2
ARTICLE III              ELIGIBILITY FOR PARTICIPATION             9
ARTICLE IV               CONTRIBUTIONS                            10
ARTICLE V                LIMITATIONS ON EMPLOYER CONTRIBUTIONS    14
ARTICLE VI               INVESTMENT AND VALUATION OF ACCOUNTS     16
ARTICLE VII              VESTING                                  19
ARTICLE VIII             AMOUNT OF BENEFITS                       20
ARTICLE IX               PAYMENT AND FORM OF BENEFITS             20
ARTICLE X                WITHDRAWALS AND LOANS                    23
ARTICLE XI               PLAN ADMINISTRATION                      27
ARTICLE XII              AMENDMENT AND TERMINATION                32
ARTICLE XIII             MISCELLANEOUS                            34

                            UNISYS CORPORATION
                   SAVINGS PLAN FOR PUERTO RICO EMPLOYEES

                               ARTICLE I
                           HISTORY AND SCOPE

       1.01 BACKGROUND. Effective as of December 27, 2010, Unisys Corporation (the "Company") has established this Unisys Corporation Savings Plan for Puerto Rico Employees (the "Plan") to provide a retirement savings plan for the Puerto Rico employees of the Employer. Previously, benefits for the Puerto Rico employees of the Employer were provided under the Unisys Corporation Savings Plan. The assets and liabilities with respect to Puerto Rico employees of the Employer in the Unisys Corporation Savings Plan have been transferred to the Plan pursuant to, and in compliance with, the U.S. Internal Revenue Service's Revenue Ruling 2008-40.

       1.02 EFFECTIVE DATE. The original effective date of the Plan is December 27, 2010.

       1.03 QUALIFICATION UNDER THE PUERTO RICO CODE. The Plan is intended to comply with the applicable provisions of the Puerto Rico Internal Revenue Code of 1994, as amended (the "Puerto Rico Code"). The trust forming part thereof is intended to be exempt from taxation under Puerto Rico Code Section 1165(a) and, pursuant to Section 1022(i)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). It is also intended that the Plan meet all the requirements of ERISA and be a participant directed plan pursuant to the provisions of ERISA Section 404(c).

       1.04 RIGHTS AFFECTED. The provisions of this Plan shall apply only to a Participant who terminates employment with an Employer and all Affiliated Companies on or after the Effective Date. The rights and benefits of any Participant who retires or whose employment is terminated on or after the Effective Date are determined in accordance with the provisions of the Plan as in effect and operative at the time of such termination of employment. Except as specifically provided otherwise herein or as required by law, eligibility for benefits, and the amount of benefits, if any, payable to or on behalf of a Participant who terminated employment before the Effective Date shall be determined solely in accordance with the provisions of the Unisys Corporation Savings Plan in effect on the date the Participant's employment terminated. Notwithstanding the foregoing, the provisions of Article VI Investment and Valuation of Accounts, Article VII Vesting (relating to Section 7.02 Forfeitures), Article VIII Amount of Benefits, Article IX Payment and Form of Benefits, Article XI Plan Administration, Article XII Amendment and Termination and Article XIII Miscellaneous shall apply to all Participants regardless of their termination dates, except as specifically provided otherwise herein.

       To the extent applicable, Beneficiary designation forms, qualified domestic relations orders and any other administrative forms or orders on file with respect to Participants who participated in the Plan prior to the Effective Date shall continue in full force and effect under the Plan on and after the Effective Date, subject to the right of such Participants to change such designations and elections in accordance with the terms of the Plan.

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       1.05 DOCUMENTS.  The Plan consists of the Plan document as set forth herein and any subsequent amendments thereto.

                                  ARTICLE II
                                  DEFINITIONS

As used herein, unless otherwise defined or required by context, the following words and phrases shall have the meanings indicated:

       2.01 "Account" means a Participant's After-Tax Account, ESOP Account, Regular Account, Tax Deferred Account, Tax Deductible Contribution Account, Matching Contribution Account, Qualified Nonelective Contribution Account or Rollover Account.

       2.02 "Actual Deferral Percentage" means, with respect to a Plan Year, the ratio (expressed as a percentage) of the amount of Tax Deferred Contributions made pursuant to Section 4.01(a) and Qualified Nonelective Contributions made on behalf of the Participant for the Plan Year to the Participant's Compensation for the Plan Year.

       2.03 "Administrative Committee" means the committee under the Unisys Corporation Savings Plan who are appointed in accordance with Section 11.02, which is responsible for reviewing and deciding appeals under the Plan.

       2.04 "Affiliate" means (a) a corporation which, together with the Employer, is a member of a controlled group of corporations (as provided in Section 210 of ERISA), (b) a trade or business (whether or not incorporated) which is under common control (as provided in Section 210 of ERISA) with the Employer, or (c) a corporation, partnership or other entity which, together with the Employer is a member of an affiliated service group (as provided in Section 210 of ERISA). For purposes of determining an Employee's Hours of Service and Continuous Service under the Plan, any period of employment with the Employer or with an Affiliate, including periods of employment with an Affiliate or any predecessor entity prior to the date on which such entity became an Affiliate if the Employee is employed by such entity on the date of acquisition, shall be recognized.

       2.05 "After-Tax Account" means a Participant's account to which are credited After-Tax Contributions, if any, and earnings and losses thereon.

       2.06 "After-Tax Contribution" means a contribution made in accordance with a Participant's salary reduction agreement pursuant to Section 4.02(b).

       2.07 "Beneficiary" means (a) the Participant's Spouse, or (b) the person, persons or trust designated by the Participant, with the consent of his Spouse, if any, as direct or contingent beneficiary. In order to be valid, the Spouse's consent to a Beneficiary other than or in addition to the Participant's Spouse, must be in writing, must consent to the specific Beneficiary designated, must acknowledge the effect of such consent, and must be witnessed by a Plan representative or notary public. If the Participant has no Spouse and no effective beneficiary designation, his Beneficiary shall be the first of the following classes in which there is any person surviving the Participant: (a) the Participant's children, (b) the Participant's parents, and (c) the Participant's brothers and sisters. Unless otherwise provided in the applicable Beneficiary form, if the Participant has no spouse and if none of the foregoing classes include a person surviving the Participant, the Participant's Beneficiary shall be his estate.

       2.08 "Benefit Commencement Date" means the first day on which all events have occurred that entitle a Participant to the benefit.

       2.09 "Board" means the Board of Directors of the Company or its delegate(s).

       2.10 "Company" means Unisys Corporation.

       2.11 "Compensation" means a Participant's wages or salary paid by an Employer to an Employee, including amounts deducted in accordance with Section 1165(e) of the Puerto Rico Code, overtime pay, shift differentials, overseas hardship and war risk premiums, temporary promotional supplements, payments for accrued but unused vacation, commissions paid under the terms of a written ongoing sales commission plan, and bonuses paid under the terms of a written ongoing bonus plan approved as such by the Plan Manager, but excluding any amounts received by an Employee while he is not a Participant, "garden leave payments," and any other deferred compensation. For the purposes of this
Section 2.12, "garden leave payments" are certain amounts negotiated under a Participant's termination agreement that are paid during periods when no services are performed by such Participant.

       2.12 "Covered Employee" means any Employee other than:

             (a) any Employee who is a member of a collective bargaining unit, unless such collective bargaining agreement provides for the Employee's participation in the Plan; and

             (b) any Employee who is not a resident of Puerto Rico and who does not receive any Puerto Rico source income from the Employer;

             (c) any individual who is classified as an independent contractor by the Employer or any persons who are not treated by the Employer as employees for purposes of withholding federal employment taxes, regardless of (1) how such individual is classified by the Internal Revenue Service, other governmental agency, government or court, or (2) a contrary governmental or judicial determination relating to such employment status or tax withholding;

             (d) an Employee who is employed by Unisys Technical Services L.L.C. or the Unisys Technical Services division of the Company.

       2.13 "Distributee" means a Participant, the surviving Spouse of a deceased Participant, or a Participant's Spouse or former Spouse who is an alternate payee under a Qualified Domestic Relations Order.

       2.14 "Employee" means (a) an individual who is a bona fide resident of the Commonwealth of Puerto Rico, as defined in Section 9.37 of the U.S. Internal Revenue Code of 1986, as amended, or who performs labor or services primarily within the Commonwealth of Puerto Rico, regardless of residence for other purposes, and who is employed by the Employer, and (b) when required by context for purposes of crediting Hours of Service under Section 2.21, a former Employee.

       2.15 "Employer" means the Company and any Affiliate listed on Appendix A.

       2.16 "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended.

       2.17 "ESOP Account" means a Participant's account to which are credited the Participant's ESOP Account balances transferred from the Unisys Corporation Savings Plan, and earnings and losses thereon.

       2.18 "Fund" means the assets and all earnings, appreciation and additions thereto, less losses, depreciation and any proper payments made by the Trustee, held under the Trust by the Trustee for the exclusive benefit of Participants and their Beneficiaries.

       2.19 "Gap Period Income" means the allocable gain or loss for the period between the end of the Plan Year and the date of distribution or forfeiture (or a date that is no more than seven days prior to the date of distribution or forfeiture), with respect to amounts that are distributed or forfeited in accordance with Sections 5.01(c) and 5.03.

       2.20 "Highly Compensated Employee" means an eligible Employee who is employed by an Employer domiciled in Puerto Rico who is more highly compensated than two-thirds of all other eligible Employees who are employed by an Employer domiciled in Puerto Rico.

       2.21 "Hour of Service" means each hour for which an Employee is directly or indirectly paid or entitled to payment by the Company, an Affiliate for the performance of Service.

       2.22 "Investment Committee" means the Pension Investment Review Committee under the Unisys Corporation Savings Plan who are appointed pursuant to Section 11.02 which is responsible for the control and management of the Investment Funds.

       2.23 "Investment Fund" means a fund selected by the Investment Committee in which the Fund or any portion thereof may be invested.

       2.24 "Investment Manager" means the individual or entity, if any, selected by the Trustee responsible for the investment of all or a portion of the Fund.

       2.25 "Matching Contribution Account" means the account maintained to hold Employer Matching Contributions made to the Plan, and earnings and losses thereon.

       2.26 "Matching Contribution" means a contribution made by an Employer in accordance with Section 4.03.

       2.27 "Non-Highly Compensated Employee" means an Employee other than a Highly Compensated Employee.

       2.28 "Normal Retirement Age" means age 65.

       2.29 "Notice Period" means the period beginning 90 days before and ending 30 days before the Benefit Commencement Date. The 30-day minimum may be waived by a Distributee; provided, however, that with respect to a Participant scheduled to receive his benefit in the form of a Qualified Joint and Survivor Annuity, the minimum Notice Period may not be less than seven days before the date distribution is made.

       2.30 "Participant" means a Covered Employee who has met the eligibility requirements of Section 3.01. An individual who is a Participant but who ceases to be a Covered Employee shall nonetheless remain a Participant for purposes of benefit payments only, until all amounts due him under the Plan have been paid.

       2.31 "Period of Severance" means a period beginning on the date of an Employee's Severance from Employment and ending on the date on which the Employee again performs an Hour of Service.

Notwithstanding the foregoing, solely for the purpose of determining whether a Period of Severance has occurred, in the case of an absence from employment by reason of the pregnancy of the Employee, the birth of a child of the Employee, the placement of a child with the Employee in connection with the adoption of the child by the Employee or the caring for the child for a period beginning immediately following that birth or placement, the period between the first and second anniversary of the first day of such absence from employment shall neither be construed as a Period of Severance nor a period of Service. In order for an absence to be considered to be for the reasons described in the foregoing sentence, an Employee shall provide the Plan Manager with information regarding the reasons for the absence and the length of the absence. Nothing in this Section 2.34 shall be construed as expanding or amending any maternity or paternity leave policy of an Employer or Affiliate.

       2.32 "Plan" means the profit sharing plan, known as the "Unisys Savings Plan for Puerto Rico Employees" set forth in this document, which includes a stock bonus plan intended to qualify under Sections 1165(a) and (e) of the Puerto Rico Code, and the related trust agreement pursuant to which the Trust is maintained.
       2.33 "Plan Manager" means the individual or individuals appointed under the Unisys Corporation Savings Plan who is or are responsible for certain matters relating to the administration of the Plan, as described under Article XI.

       2.34 "Plan Year" means the calendar year.

       2.35 "Prior Plan" means the Unisys Corporation Savings Plan and any prior plans that were merged with and into the Unisys Corporation Savings Plan. These plans only apply to Participants who previously participated in the Unisys Corporation Savings Plan.

       2.36 "Puerto Rico Code" means the Puerto Rico Internal Revenue Code of 1994, as amended.

       2.37 "Qualified Domestic Relations Order" means a judgment, decree or order that relates to a Participant's benefit under the Plan and meets the requirements of Section 206(d) of ERISA.

       2.38 "Qualified Joint and Survivor Annuity" means an annuity for the life of the Participant with a survivor annuity for the life of the Participant's Spouse equal to 50% of the monthly amount payable for the Participant's life.

       2.39 "Qualified Nonelective Contribution" means a contribution made by the Employer pursuant to Section 4.04 for purposes of satisfying the requirements of Section 5.02.

       2.40 "Regular Account" means a Participant's Account to which are credited the Participant's Regular Account balances transferred from the Unisys Corporation Savings Plan, and earnings and losses thereon.

       2.41 "Rollover Account" means a Participant's account to which are credited the (a) Participant's Rollover Contributions, if any, (b) Participant's Rollover Account balances transferred from the Unisys Corporation Savings Plan, and (c) earnings and losses thereon.

       2.42 "Rollover Contribution" means a contribution made by a Participant pursuant to Section 4.05.

       2.43 "Service" means the periods determined in accordance with the following provisions of this Section 2.43. An Employee's total period of Service shall be determined from the first date the Employee performs an Hour of Service until the date of his Severance from Employment.

             (a) Service shall include:

                    (1) periods of active employment with the Employer or an Affiliate, and with any entity that is a predecessor to the Employer;

                    (2) periods during which no active duties are performed by the Employee for the Company, an Affiliate, or any entity that is a predecessor to the Employer because the Employee is:

                           (A) absent from work because of occupational injury
or disease incurred in the course of employment with the Company or an Affiliate and on account of such absence receives workers' compensation;

                           (B) in the service of the Armed Forces of the United
States during a period with respect to which an Employer or Affiliate, is required to give reemployment rights by law, provided the Employee returns to work with the Company or an Affiliate immediately after the termination of such military service;

                           (C) absent from work and receives short-term
disability benefits under an Employer's short-term disability plan or other plan of the Company or an Affiliate providing similar benefits;

                    (3) for vesting purposes under the Plan, service performed for the Company or an Affiliate in a capacity described under subsection (a) or
(b) of Section 2.13, prior to the Employee becoming a Covered Employee;

             (b) Service shall exclude service prior to the date on which a business is acquired, merged, consolidated, or otherwise absorbed by the Company or an Affiliate, or prior to the date the assets of a business are acquired by the Company or an Affiliate, unless otherwise provided herein or authorized by the Company.

             (c) Notwithstanding any provision of the Plan to the contrary, if a Participant was a participant in a Prior Plan as of the date of the Prior Plan's merger with and into the Plan, such Participant's Service immediately after such merger shall be the greater of:

                    (1) the Participant's service under the terms of the Prior Plan immediately prior to the date of such Prior Plan's merger with and into the Plan; or

                    (2) the Participant's Service determined under the Plan without regard to this subsection (c).

             (d) To the extent that a prior period of employment with Burroughs Corporation, Memorex Corporation, System Development Corporation, Sperry Corporation, or any Affiliate of the foregoing corporations was not credited under the terms of a Prior Plan, such period shall be counted as Service under the Plan; provided that the Plan has, or is furnished with, evidence of such prior period of employment.

             (e) If an Employee separates from Service but returns to employment with the Employer before incurring a one-year Period of Severance, the period between the date he separated from Service and his date of reemployment by the Company or an Affiliate.

       2.44 "Severance from Employment" means the earlier of (a) the date an Employee dies or retires, quits or is discharged from the Employer and all Affiliates, or (b) the first anniversary of the date that the Employee is otherwise first absent from work from the Employer and all Affiliates (with or without pay) for any reason; provided, however, that if the Employee's absence is attributable to qualified military service, the Employee shall not be considered to have had a Severance from Employment provided the absent Employee returns to active employment with the Employer or Affiliate. Notwithstanding the foregoing, however, the Severance from Employment of a Participant who incurs a Total Disability shall be the earlier of (a) the date the Participant quits, retires, is discharged or dies, or (b) the date his Total Disability ends, provided he does not return to employment as of date.

       2.45 "Spouse" means the spouse or surviving spouse of the Participant who is a person of the opposite gender who is the lawful husband or lawful wife of a Participant under the laws of the state or country of the Participant 's domicile; provided, however, that a former spouse shall be treated as the Spouse or surviving Spouse to the extent provided under a Qualified Domestic Relations Order.

       2.46 "Tax Deductible Contribution Account" means a Participant's account to which are credited the Participant's Tax Deductible Contribution Account in the Unisys Corporation Savings Plan, and earnings and losses thereon.

       2.47 "Tax Deferred Account" means a Participant's account to which are credited (a) Tax-Deferred Contributions, if any, (b) the Participant's Tax Deferred Account balances transferred from the Unisys Savings Plan, and (c) earnings and losses thereon.

       2.48 "Tax Deferred Contribution" means a contribution made by an Employer in accordance with a Participant's salary reduction agreement pursuant to Section 4.01(a).

       2.49 "Termination of Employment" means an Employee's cessation of employment with the Company and all Affiliates and Associated Companies as a result of quitting, retirement, discharge, release or placement on extended lay-off with no expectation of recall, or failure to return to active employment upon expiration of an approved leave of absence.

       2.50 "Total Disability" means a condition resulting from injury or sickness that, in the judgment of the Plan Manager or its designee:

             (a) with regard to the first 24-months of an absence from Service due to a condition resulting from the injury or sickness, constitutes a condition likely to render the Participant unable to perform each of the material duties of his regular occupation; and

             (b) with regard to the period of an absence from Service due to a condition resulting from the injury or sickness after the initial 24-months of such absence, constitutes a condition which renders the Participant unable to perform the material duties of any occupation for which he is reasonably fitted by training, education or experience.

Notwithstanding the foregoing, however, in no event shall a Participant be deemed to have incurred a Total Disability until he has exhausted all benefits available under his Employer's short-term disability plan or other plan providing short term disability benefits. For purposes of this Section, a determination of a Participant's disabled status under the Unisys Long-Term Disability Plan or similar long-term disability plan sponsored by an Employer shall be deemed a conclusive and binding determination of the Participant's Total Disability status under the Plan.

       2.51 "Trust" means the legal entity created by the trust agreement between the Employer and the Trustee, fixing the rights and liabilities with respect to controlling and managing the Fund for the purposes of the Plan.

       2.52 "Trustee" means the party or parties, who are appointed by the Chief Financial Officer and the head of Human Resources at Unisys Corporation acting jointly, as trustee of the Trust and named as trustee pursuant to the Trust Agreement or any successors thereto.

       2.53 "Unisys Stock" means Unisys Corporation common stock, par value $0.01 per share.

       2.54 "Valuation Date" means each day of each calendar year.

                                ARTICLE III
                       ELIGIBILITY FOR PARTICIPATION

       3.01 ELIGIBILITY REQUIREMENT. An Employee shall be eligible to become a Participant if he is a Covered Employee.

       3.02 PARTICIPATION COMMENCEMENT DATE. Each Covered Employee who was a participant in the Unisys Corporation Savings Plan on December 26, 2010 shall automatically be a Participant in the Plan on December 27, 2010 if he is then a Covered Employee. Each other Covered Employee shall become a Participant on his first day of employment as a Covered Employee.

       3.03 TIME OF PARTICIPATION-EXCLUDED EMPLOYEES. An Employee who is ineligible to be a Participant because he is not a Covered Employee, shall become a Participant as of the first day on which he becomes a Covered Employee. A Participant shall cease to be an active Participant on any date on which he ceases to be a Covered Employee; however, a Participant who ceases to be a Covered Employee will remain a Participant for the purposes under the Plan outlined in Section 1.04 until such time as he no longer has a vested interest under the Plan.


                                     ARTICLE IV
                                    CONTRIBUTIONS

       4.01 TAX DEFERRED CONTRIBUTIONS.

             (a) (1) Subject to the limitations contained in Article V, each Employer shall make a Tax Deferred Contribution for the Plan Year to the Tax Deferred Account of each of its Covered Employees who, with respect to such Plan Year is a Participant and has filed a salary reduction notice with the Employer that provides for a reduction in Compensation otherwise payable to the Participant by a designated whole percentage that does not exceed the limit described in paragraph (2), and a contribution of that amount by the Employer to the Participant's Tax Deferred Account.

                    (2) The amount of the Tax Deferred Contribution made for a Participant with respect to any Plan Year pursuant to this subsection (a) shall be the amount specified in the salary reduction notice. The percentage specified shall be a whole percentage of the Participant's Compensation not to exceed (A) 30% with respect to a Participant who is a Non-Highly Compensated Employee and (B) 18% with respect to a participant who is a Highly Compensated Employee. The Plan Manager may, in its discretion, increase or decrease the maximum permissible amount of Tax Deferred Contributions at any time and from time to time as it deems appropriate. Any salary reduction notice shall relate only to Compensation as yet unearned when the notice is filed and may not be amended during the period to which it pertains, except that it may be terminated as to amounts unearned at the date of a Participant's Termination of Employment.

             (b) Each Employer shall make an additional Salary Deferral Contribution for the Plan Year to the Tax Deferred Account of each of its Covered Employees who, with respect to such Plan Year is a Participant, is age 50 or older as of the last day of the Plan Year, and has elected, in accordance with procedures established by the Plan Manager and subject to any limitations imposed by the Plan Manager, to make an additional Salary Deferral Contribution in an amount not to exceed $1,000 for the Plan Year (or such other amount as may be applicable under Section 1165(e)(7)(C) of the Puerto Rico Code), reduced by, to the extent required by the Puerto Rico Code, any other elective deferrals contributed on the Participant's behalf pursuant to Section 1165(e)(7)(C) of the Puerto Rico Code for the Plan Year; provided, however, that elective deferrals shall be treated for all Plan purposes as contributed under subsection (a) above in lieu of this subsection, unless the Participant is unable to make additional Salary Deferral Contributions under subsection (a) above for the Plan Year due to limitations imposed by the Plan or applicable law.

             (c) Salary reduction notices pursuant to this Section 4.01 must be made within the time prescribed by the Plan Manager and shall become effective in accordance with the rules and procedures established by the Plan Manager.

             (d) Subject to, and in accordance with, the rules and procedures established by the Plan Manager, a Participant may elect to change, discontinue, or resume the percentage of Compensation under his salary reduction notice.
All such elections shall become effective in accordance with the rules and procedures established by the Plan Manager.

       4.02 AFTER-TAX CONTRIBUTIONS.

             (a) A Participant may make After-Tax Contributions to the Plan by filing a salary reduction notice authorizing the Employer to reduce the after-tax Compensation otherwise payable to the Participant by a designated whole percentage (up to the limit specified in subsection (b)), and deposit such amounts into the Participant's After-Tax Contribution Account.

             (b) The amount of the After-Tax Contribution made by a Participant with respect to any Plan Year shall be the amount specified in the salary reduction notice. The percentage specified shall be a whole percentage not to exceed the following:

                    (1) 6% of a Participant's aggregate Compensation for each year such Participant is eligible to participate in the Plan.

Any salary reduction notice shall relate only to Compensation as yet unearned when the notice is filed and may not be amended during the period to which it pertains, except that it may be terminated as to amounts unearned at the date of a Participant's Termination of Employment.

             (c) Salary reduction notices pursuant to this Section 4.02 must be made within the time prescribed by the Plan Manager and shall become effective in accordance with the rules and procedures established by the Plan Manager.

             (d) Subject to, and in accordance with, the rules and procedures established by the Plan Manager, a Participant may elect to change, discontinue, or resume the percentage of Compensation under his salary reduction notice. All such elections shall become effective in accordance with the rules and procedures established by the Plan Manager.

       4.03 MATCHING CONTRIBUTIONS. Subject to the limitations in Article V, each Employer may make a Matching Contribution for each Plan Year to the Matching Contribution Account of each of its Covered Employees who, with respect to such Plan Year, is a Participant and has filed a salary reduction notice in accordance with Section 4.01. If Matching Contributions are made under the Plan, such Matching Contributions shall be in an amount determined in accordance with subsections (a) below.

             (a) The amount of the Matching Contribution made in accordance with this Section 4.03 with respect to each pay period in the Plan Year shall be an amount equal to 50% of each 1% of Compensation contributed as a Tax Deferred Contribution made pursuant to Section 4.01(a); provided, that the maximum Matching Contribution payable to a Participant shall not equal more than 3% of such Participant's Compensation for the period.

       4.04 QUALIFIED NONELECTIVE CONTRIBUTIONS. Subject to the limitations described in Article V, each Employer shall make a Qualified Nonelective Contribution, if any, to those Non-Highly Compensated Employees designated by the Plan Manager at his sole discretion.

       4.05 ROLLOVER CONTRIBUTIONS. With the approval of the Plan Manager, a Participant may contribute to a Rollover Account the total amount payable to the Participant as an eligible rollover distribution from a retirement plan qualified as an exempt employee retirement plan under Section 1165(a) of the Puerto Rico Code. Any payment to the Plan pursuant to this Section 4.05 shall be made as a direct rollover or shall be made to the Plan within 60 days after the Participant's receipt of the distribution from the plan or individual retirement account in such manner as may be approved by the Plan Manager, and subject to the provisions of the Puerto Rico Code.

       4.06 FORM AND TIMING OF CONTRIBUTIONS. Contributions shall be made to the Fund as soon as administratively practicable after the close of the payroll period to which they relate. In no event, however, shall Tax Deferred and After-Tax Contributions be made to the Fund later than the date prescribed under applicable regulations. In no event shall Matching Contributions be made to the Fund later than the last date on which amounts so paid may be deducted for Puerto Rico income tax purposes by the contributing Employer domiciled in Puerto Rico for the taxable year in which the Plan Year ends. Generally, contributions shall be made in cash; provided, however, that Matching Contributions may be made in the form of Unisys Stock or cash, as determined by the Company in its sole discretion. The value of the Unisys Stock contributed as Matching Contributions shall be equal to the fair market value of such stock at the time of the market closing on the date such Matching Contributions is actually made to the Fund.

       4.07 RECOVERY OF EMPLOYER CONTRIBUTIONS. The Employer may recover its contributions under the Plan as follows:

             (a) if a contribution is made by an Employer under a mistake of fact, the excess of the amount contributed over the amount that would have been contributed had there not occurred a mistake of fact may be recovered by the Employer within one year after payment of the contribution; or

             (b) if the contribution is conditioned upon its deductibility under Section 1023(n) of the Puerto Rico Code, the contribution may be recovered, to the extent a deduction is disallowed, and to the extent allowable under ERISA, within one year after the disallowance.

Earnings attributable to an excess contribution may not be recovered by the Employer. Any losses attributable to the excess contribution shall reduce the amount the Employer may recover.

       4.08 CONTRIBUTION ATTRIBUTABLE TO MILITARY SERVICE. If a Participant returns to employment with the Employer following a period of service in the Armed Forces of the United States for which an Employer is required to give reemployment rights by law, the Employer contributions to the Plan with respect to such period shall be as follows:

             (a) During the period that begins on the date of the Participant's return to employment and lasts for the lesser of (1) the product of 3 multiplied by the applicable period of military service; or (2) five years, the Participant may elect a Compensation reduction in return for the corresponding Tax Deferred Contributions on his behalf, or After-Tax Contributions, as applicable, that could have been made if the Participant had continued to be employed and received Compensation during the applicable period of military service.

             (b) The Employer shall contribute to the Plan, on behalf of each Participant who has been credited under subsection (a) with Tax Deferred Contributions or After-Tax Contributions, Matching Contributions equal to the amount of Matching Contribution that would have been required under Section
4.03 had such Tax Deferred or After-Tax Contributions, as applicable, been made during the applicable period of military service.

             (c) A Participant who is entitled to a contribution pursuant to this Section 4.08 shall not be entitled to receive corresponding retroactive earnings attributable to such contribution nor shall he be entitled to participate in the allocation of any forfeiture that occurred during his period of military service. For purposes of this Section 4.08, an Employee's Compensation for the applicable period of military service shall be deemed to equal the amount of Compensation the Employee would have received from the Employer during such period, based on the rate of pay the Employee would have received from the Employer but for the absence due to military service, or, if such rate of pay is not reasonably certain, the Employee's average Compensation during the 12-month period immediately before the qualified military service or, if shorter, the period of employment immediately before the qualified military service. The limitations under Sections 5.01 are applicable to contributions made pursuant to this Section 4.08 for the Plan Year to which the contributions relate. The limitations under Sections 5.02 shall not apply to contributions made pursuant to subsections (a) or (b) of this Section 4.07.

       4.09 ALLOCATION OF PAYMENTS RELATING TO EXECUTIVE LIFE INSURANCE COMPANY. To the extent the Plan is paid any amount from a state guaranty association with regard to the insolvency of Executive Life Insurance Company in 1991, such amount shall be allocated on a pro rata basis, in accordance with procedures adopted by the Plan Manager to the Accounts of any Participant who (a) resided in such state on the applicable trigger date for coverage under the state's guaranty association statute, and (b) had any portion of his Accounts invested, as of April 11, 1991, in a fund that held an Executive Life Insurance Company guaranteed investment contract. The specific Accounts to which a Participant's allocation shall be credited shall be the Accounts which were invested in the guaranteed investment contract.

                                 ARTICLE V
                   LIMITATIONS ON EMPLOYER CONTRIBUTIONS

       5.01 DOLLAR LIMITATION ON TAX DEFERRED CONTRIBUTIONS.

             (a) The Tax Deferred Contribution made on behalf of a Participant pursuant to Section 4.01(a) for a calendar year shall not exceed $9,000 ($10,000 for 2011), or such other amount provided under Section 1165(e)(7)(A) of the Puerto Rico Code. These dollar limits shall be reduced by the amount, if any, contributed on behalf of the Participant under any other qualified cash or deferred arrangement, simplified employee pension or annuity established for the calendar year, other than elective deferral contributions made pursuant to
Section 1165(e)(7)(C) of the Puerto Rico Code.

             (b) Any refunds of Tax Deferred Contributions (and any related income) under this paragraph shall be made no later than the end of the Plan Year following the close of the Plan Year for which the limits in this Section are exceeded.

             (c) The Participant shall forfeit any Matching Contributions and earnings, allocated to him or her by reason of the distributed Tax Deferred Contributions.

       5.02 LIMITATION ON TAX DEFERRED CONTRIBUTIONS FOR HIGHLY COMPENSATED EMPLOYEES.

             (a) For each Plan Year the average of the Actual Deferral Percentages for Participants who are Highly Compensated Employees shall be compared to the average of the Actual Deferral Percentages for the other Participants for the preceding Plan Year; the average of the Actual Deferral Percentages for Participants who are Highly Compensated Employees shall not exceed the greater of:

                    (1) the average of the Actual Deferral Percentages for Participants who are Non-Highly Compensated Employees for the preceding Plan Year, multiplied by 1.25; or

                    (2) the average of the Actual Deferral Percentages for Participants who are Non-Highly Compensated Employees for the preceding Plan Year, multiplied by two; provided that the average of the Actual Deferral Percentages for Participants who are Highly Compensated Employees does not exceed the average of the Actual Deferral Percentages for Participants who are Non-Highly Compensated Employees by more than two percentage points.

             (b) For purposes of this Section 5.02, "Actual Deferral Percentage" shall mean the ratio (expressed as a percentage) of Tax-Deferred Contributions on behalf of the Participant for the Plan Year to the Participant's Compensation for the Plan Year. The average Actual Deferral Percentage means the average (expressed as a percentage) of the Actual Deferral Percentages of the Participants in a group. "Participant" for purposes of this Section means a Covered Employee, regardless of whether he elects to participate. "Compensation" for purposes of this Section 5.02 means all the compensation received during the Plan Year by the Participant from the Employer that is currently includible in gross income for income tax purposes (including income attributable to non-qualified stock options or incentive stock options, regardless of whether such income is includible in gross income for the Plan Year in which the option is granted).

             (c) For purposes of this Section 5.02, the Actual Deferral Percentage for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have Tax Deferred Contributions allocated to his Account under two or more plans or arrangements described in Section 1165(e) of the Puerto Rico Code that are maintained by the Employer or an Affiliate of the Employer shall be determined as if all such Tax Deferred Contributions were made under a single arrangement.

             (d) The determination and treatment of the Tax Deferred Contributions and Actual Deferral Percentage of any Participant shall satisfy such other requirements as may be prescribed under the Puerto Rico Code and by the Puerto Rico Treasury Department.

             (e) In the event it is determined that the amount of Tax Deferred Contributions (and any related income) which causes the limits of this Section
5.02 to be exceeded is to be recharacterized as After-Tax Contributions or refunded to individual Highly Compensated Employees, such recharacterization or refund shall be determined by reducing the Tax Deferred Contributions of the Highly Compensated Employee with the highest actual deferral ratio by the amount required to cause such Employee's Actual Deferral Percentage to equal the ratio of the Highly Compensated Employee with the next highest Actual Deferral Percentage. This process will be repeated until the Actual Deferral Percentage test is met. Any other method permitted by government law or regulation can also be used. Any recharacterization of Tax Deferred Contributions must be made within two and one-half months following the close of the Plan Year to which the recharacterized Tax-Deferred Contributions relate. Any amounts of Tax-Deferred Contributions (and any related income) recharacterized as After-Tax Contributions shall be subject to the provisions in Article X that are applicable to Tax Deferred Contributions. Any refunds of Tax Deferred Contributions (and any related income) under this subsection (e) shall be made no later than the end of the Plan Year following the close of the Plan Year for which the limits in this Section 5.02 are exceeded.

             (f) In lieu of distributing excess Tax Deferred Contributions as provided in subsection (e), the Plan Manager may make Qualified Nonelective Contributions, as described under Section 4.04, to the extent necessary to satisfy subsection (a).

       5.03 DISTRIBUTION OR FORFEITURE OF INCOME. Any distribution or forfeiture of Tax Deferred Contributions, After-Tax Contributions or Matching Contributions necessary pursuant to Section 5.02 shall include a distribution or forfeiture of the income, if any, allocated to such contributions determined as of the last day of the Plan Year preceding such distribution and including the Gap Period Income.

       5.04 OVERALL DEDUCTIBILITY LIMIT. In no event may the aggregate contribution made by an Employer domiciled in Puerto Rico under the Plan for a Plan Year exceed the amount that may be deducted under Section 1023(n) of the Puerto Rico Code with respect to such Plan Year.

                                     ARTICLE VI
                         INVESTMENT AND VALUATION OF ACCOUNTS

       6.01 INVESTMENT DIRECTION BY PARTICIPANTS. Each Participant shall direct the Trustee to invest the amounts credited to his Accounts in one or more Investment Funds, subject to the rules and procedures established by the Plan Manager. A Participant's investment direction shall be made at the time and in the manner prescribed by the Plan Manager. If any balance remains in a Participant's Accounts after his death, his Beneficiary shall direct the investment of the amounts credited to the Accounts as if the Beneficiary were the Participant. To the extent required by a Qualified Domestic Relations Order, the alternate payee of a Participant shall direct the investment of the amounts credited to the Participant's Accounts as though the alternate payee were the Participant. To the extent a Participant, Beneficiary or alternate payee directs the investment of the amounts credited to his Accounts, this Plan is intended to be subject to Section 404(c) of ERISA, as described under
Section 6.07. To the extent that a Participant, Beneficiary or alternate payee does not direct the investment of his Account, his or her Account shall be invested pending such direction in a qualified default investment alternative designated by the Investment Committee. Notwithstanding the foregoing, the Investment Committee shall have the right to adopt rules and procedures to govern Participant, Beneficiary or alternate payee investment elections and directions under the terms of the Plan, whether or not such rules and procedures are required by the investment funds.

       6.02 Investment Funds. The Investment Funds available under the Plan shall be designated by, and at the sole discretion of, the Investment Committee. The Investment Committee, at its sole discretion, may from time to time designate or establish new investment funds or eliminate existing Investment Funds. Investment in any Investment Fund shall be made in accordance with rules formulated by the Investment Committee and the accounting procedures applied under the Plan shall be modified by the Investment Committee to the extent they deem appropriate to reflect investments in that Investment Fund.
The Investment Committee has the authority to select and appoint Investment Managers. The Investment Funds shall be managed by the Trustee or an Investment Manager, as applicable. Pending investment, reinvestment or distribution, as provided in the Plan, the Trustee or Investment Manager may temporarily retain the assets of any one or more Investment Funds in cash, commercial paper, short-term government obligations or, unless otherwise directed by the Investment Committee, undivided interests or participations in common or collective funds consisting of short-term investments, including funds of the Trustee or Investment Manager.
       6.03 VALUATION OF THE FUND. As of each Valuation Date, any increase or decrease in the fair market value of each Investment Fund (net after deduction of liabilities) since the preceding Valuation Date shall be credited to or deducted from the Accounts, if any, of each Participant. The allocation for each Investment Fund shall be made in the proportion that the balance in each Account invested in the Investment Fund as of the Valuation Date bears to the aggregate balance in all Accounts invested in the Investment Fund on that date. For purposes of the preceding sentence, the Employer's contributions to the Plan for the current year shall be excluded. The fair market value of investments shall be determined in accordance with any reasonable method permitted under regulations prescribed by the United States Department of the Treasury and such reasonable and uniform rules as the Trustee may adopt.

       6.04 UNISYS COMMON STOCK FUND. The Investment Funds under the Plan shall include the Unisys Common Stock Fund, which is an Investment Fund providing for investment and reinvestment exclusively in Unisys Stock, except to the extent cash is held to facilitate purchases and sales within the fund. Investments in the Unisys Common Stock Fund shall be accounted for on the basis of units of the Unisys Common Stock Fund. Shares of Unisys Stock and cash received by the Unisys Common Stock Fund that are attributable to dividends, stock dividends, stock splits or to any reorganization or recapitalization of Unisys Corporation shall remain in or be invested in, as applicable, the Unisys Common Stock Fund and allocated to the Participant Accounts in proportion to the number of units of the Unisys Common Stock Fund held in such accounts. The transfer taxes, brokerage fees and other expenses incurred in connection with the purchase, sale or distribution of Unisys Stock shall be paid by the Unisys Common Stock Fund, and shall be deemed part of the cost of such Unisys Stock, or deducted in computing the sale proceeds therefrom, as the case may be, unless paid by an Employer. The Investment Committee shall determine to what extent a Participant shall bear any other administrative fee incurred by the Plan in connection with the transfer of the Participant's interest in the Unisys Common Stock Fund and provide appropriate written notice to such Participants. The voting and tendering of Unisys Stock held in the Unisys Common Stock Fund shall be subject to the following:

             (a) For purposes of this Section, shares of Unisys Stock shall be deemed to be allocated and credited to each applicable Account of the Participant in an amount to be determined based on the balance in such account on the accounting date coincident with or next preceding the record date of any vote or tender offer and the closing price of Unisys Stock on such accounting date or if not traded on that date, on the business day on which shares of Unisys Stock were last traded before that accounting date.

             (b) Each Participant who has any amounts under his Account invested in the Unisys Common Stock Fund shall be given notice by the Trustee of the date and purpose of each meeting of the stockholders of the Company at which shares of Unisys Stock are entitled to be voted, and instructions shall be requested from each such Participant as to the voting at the meeting of such Unisys Stock. If the Participant furnishes instructions within the time specified in the notification given to him, the Trustee shall vote such Unisys Stock in accordance with the Participant's instructions. Shares of Unisys Stock that have not been credited to any Participant's Account or for which no instructions were timely received by the Trustees, whether or not credited to the Account of any Participant shall be voted by the Trustee in the same proportion that the allocated and voted shares of Unisys Stock have been voted by Participants. The Investment Committee shall establish procedures under which notices shall be furnished to Participants as required by this subsection
(b) and under which the Participants' instructions shall be furnished to the Trustee.

             (c) Each Participant who has any amounts under his Account invested in the Unisys Common Stock Fund shall be given notice of any tender offer for, or a request or invitation for tenders of, Unisys Stock made to the Trustees. Instructions shall be requested from each such Participant as to the tendering of shares of Unisys Stock credited to his Account and for this purpose Participants shall be provided with a reasonable period of time in which they may consider any such tender offer for, or request or invitation for tenders of, Unisys Stock made to the Trustees. The Trustees shall tender such Unisys Stock as to which the Trustees have received instructions to tender from Participants within the time specified. Unisys Stock credited to an Account as to which the Trustee has not received instructions from a Participant shall not be tendered. Shares of stock that have not been credited to any Participant's Account shall be tendered by the Trustee in the same proportion that the allocated and tendered shares of Unisys Stock have been tendered by Participants. The Investment Committee shall establish procedures under which notices shall be furnished to Participants as required by this subsection (c) and under which the Participants' instructions shall be furnished to the Trustee. In carrying out their responsibilities under this subsection (c) the Trustees may rely on information furnished to them by (or under procedures established by) the Investment Committee.

             (d) For all purposes of this Section 6.05, the number of shares of Unisys Stock held in a Participant's Account which are invested in the Unisys Common Stock Fund shall be the number of shares of Unisys Stock represented by the number of units held in such accounts after reducing such number of units by the number of units in such accounts which represent cash.

             (e) With respect to Participants subject to Section 16 of the Securities Exchange Act of 1934, the Investment Committee shall apply any requirements or restrictions required for the Plan to obtain the protections of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor Rule or regulation intended to replace Rule 16b-3.

       6.05 SPECIAL RULE REGARDING APPRAISAL OF UNISYS STOCK. If at any time the Unisys Stock is not readily tradable on an established securities market, all valuations of such Unisys Stock with respect to activities carried on by the Plan shall be made by an independent appraiser meeting the requirements of
Section 1165(a) of the Puerto Rico Code.

       6.06 SECTION 404(c) COMPLIANCE. The Plan is intended to constitute a plan described in Section 404(c) of ERISA and Section 2550.404c-1 of the United States Department of Labor regulations. Thus, no fiduciary of the Plan shall be liable for any loss, or by reason of any breach, which results from any investment direction made by a Participant, Beneficiary or alternate payee under a Qualified Domestic Relations Order. The Company or its delegate shall comply with, or monitor compliance with, as required, all disclosure and other responsibilities described in Sections 2550.404c-1(b)(2)(i)(A) and
(b)(2)(i)(B)(1) of the United States Department of Labor regulations except that the Trustee shall monitor compliance with those procedures established to provide confidentiality of information relating to the exercise of voting and tender rights by Participants. If the Company determines that a situation has potential for undue influence by the Company, the Company shall direct an independent party to perform such activities as are necessary to ensure the confidentiality of the rights of Participants.

                                    ARTICLE VII
                                      VESTING

       7.01 VESTING SCHEDULE.

             (a) A Participant shall at all times be fully vested in the balance of his After-Tax Account, Tax Deferred Account, ESOP Account, Regular Account, Tax Deductible Contribution Account, Matching Contribution Account and Rollover Account.

       7.02 FORFEITURES.

             (a) The unvested portion of a Participant's Accounts shall be forfeited as of the earlier of the date described in paragraphs (1) and (2) below:

                    (1) as of the last day of the Plan Year in which a Participant incurs a Period of Severance equal to five consecutive years;

                    (2) the last day of the Plan Year in which the Participant receives a distribution of his vested interest under the Plan.

             (b) For purposes of subsection (a), a Participant who terminates employment with the Employer and all Affiliates and has no vested interest in his Accounts at such time, shall be deemed to have received a single sum payment of his entire vested interest in his Accounts as of the date of his Termination of Employment. Restorations pursuant to this subsection (b) shall be made from currently forfeited accounts in accordance with subsection (d), or from additional contributions by the Employer.

             (c) If a Participant whose unvested Account balance is forfeited in accordance with this Section 7.02 is rehired by the Company or an Affiliate before incurring a five-year Period of Severance, any amount forfeited under this Section 7.02 shall be restored to his Accounts. Restorations pursuant to this subsection (c) shall be made from currently forfeited amounts in accordance with subsection (d) or from additional contributions by the Employer.

             (d) Amounts forfeited in accordance with this Section 7.02 with respect to a Plan Year shall be used first to restore future amounts required to be restored in accordance with subsections (b) or (c) with respect to the Plan Year. After such restoration, if any, is made, such amounts shall be used to reduce the Matching Contribution of the Employer of the Employee to whom the forfeiture relates or pay Plan expenses.

                                ARTICLE VIII
                              AMOUNT OF BENEFITS

       8.01 BENEFITS UPON SEVERANCE FROM EMPLOYMENT. A Participant who incurs a Severance from Employment for a reason other than death shall be entitled to a distribution of the entire vested balance of his Accounts as of the Valuation Date coincident with or immediately preceding his Benefit Commencement Date.

       8.02 DEATH BENEFITS. If a Participant's Severance from Employment occurs by reason of his death, his Beneficiary shall be entitled to a distribution of the entire vested amount credited to the Participant's Accounts as of the Valuation Date coincident with or next following his Benefit Commencement Date.

                                 ARTICLE IX
                         PAYMENT AND FORM OF BENEFITS

       9.01 FORM OF BENEFIT PAID TO PARTICIPANT.

             (a) Unless a Participant elects otherwise in accordance with subsection (b), any benefit due a Participant under this Article IX shall be paid in a single sum, subject to 9.04. If the vested Account balance to which a Participant is entitled is zero as of the date of the Participant's Severance from Employment, such Participant shall be deemed to have received a single sum payment of his entire vested Account balance under the Plan as of such date.

             (b) If a Participant's vested Account balance exceeds $1,000 as of his Benefit Commencement Date, he may, in lieu of the single sum payment prescribed under subsection (a), elect an optional form of distribution; provided that such election must be in writing and be made within the Notice Period in the manner prescribed by the Plan Manager. The Participant shall also be provided with information regarding the consequences of failing to defer distribution of his vested Account balance until such later date as permitted under the Plan. The optional forms of distribution among which a Participant may elect shall be determined as follows:

                    (1) an annuity as described below:

                           (A) Unless an optional form of annuity is elected
under paragraph (B), the normal form of an annuity for a married participant is a Qualified Joint and Survivor Annuity and the normal form of annuity for an unmarried participant is a single life annuity.

                           (B) Subject to the election requirements described
in this paragraph (B), a Participant described under this paragraph (B) may elect to receive one of the following forms of annuities in lieu of the normal form of annuity described under paragraph (A):

                                 (i) a reduced monthly pension payable to the
Participant for life and after his death, 50% to his Beneficiary for life; or

                                 (ii) a single life annuity; or

                                 (iii) a reduced monthly pension payable to the
Participant for life and after his death, 75% to his surviving Spouse for life (this option is available only to married Participants).

An election under this paragraph (B) is only valid if (i) it is in writing,
(ii) it is made within the Notice Period, and (iii) the Participant's Spouse, if any, consents to the form of benefit in writing and such consent is witnessed by a notary public or an authorized representative of the Plan. Such election will not be valid, however, if it is made before the Participant receives, within the Notice Period, an explanation from the Plan Manager of
(i) the terms and conditions of the normal form of annuity and the other forms of benefit available to him under the Plan, (ii) the Participant's ability to make, and the effect of, an election to waive the normal form of annuity, (iii) to the extent applicable, the rights of the Participant's Spouse; and (iv) the Participant's ability to make, and the effect of, a revocation of a previous waiver of the normal form of annuity. Notwithstanding the foregoing, the consent of the Participant's Spouse is not required if the Participant elects option (iii) above.

                    (2) monthly, quarterly, semi-annual or annual installments payable over a period of no less than one-year and no greater than 20 years.

       9.02 BENEFIT COMMENCEMENT DATE.

             (a) Except as provided under this Article IX, if the Participant's vested Account balance as of his Benefit Commencement Date does not exceed $1,000, his benefit under the Plan shall be paid in a single sum as soon as administratively practicable following the Valuation Date coinciding with or next following date of the Participant's termination of employment with Employer.

             (b) Except as otherwise provided under this Article IX, if the Participant's vested Account balance as of his Benefit Commencement Date is greater than $1,000, the benefit payable to a Participant in accordance with
Article VIII shall be paid or commence as of the first day of the month following the Participant's attainment of Normal Retirement Age. If the Participant's Severance from Employment occurs before his attainment of Normal Retirement Age, however, the Participant may elect, in writing, to have his benefit paid or commence on the first day of any month following the month in which his Severance from Employment occurred.

       9.03 FORM AND PAYMENT OF DEATH BENEFIT. A Participant shall designate a Beneficiary or Beneficiaries to receive any benefits which may be payable under the Plan in the event of his death. If the vested Account balance to which a Beneficiary is entitled is $1,000 or less, such amount shall be paid in a single sum, subject to Section 9.04. If the Account balance payable upon a Participant's death is zero, the Participant's Beneficiary shall be deemed to have received a single sum payment of the Participant's entire Account balance under the Plan or on the date of the Participant's death. If the vested Account balance exceeds $1,000, the form of the death benefit shall be determined as follows:

             (a) If a married Participant dies before his Benefit Commencement
Date:

                    (1) if the Participant dies after electing an annuity payment in accordance with Section 9.01(b) and his sole Beneficiary is his surviving Spouse, unless his surviving Spouse elects otherwise in accordance with subsection (b), the Participant's vested Account balance shall be paid to his surviving Spouse in the form of a single life annuity;

                    (2) if (A) a Participant is unmarried at the time of his

death, or (B) is married but either (i) did not elect an annuity form of payment under Section 9.01(b) of the Plan prior to his death, or (ii) designated a Beneficiary other than or in addition to his Spouse, the Participant's vested Account balance shall be paid to his Beneficiary in a single sum, subject to Section 9.04.

             (b) If a Participant dies before his Benefit Commencement Date, his Beneficiary may elect one of the following forms of payment in lieu of the form described under subsection (a):

                    (1) an immediately payable single sum;

                    (2) a single life annuity; or

                    (3) monthly installment payments over a period of no less than the life expectancy of the Beneficiary.

             (c) If a Participant dies on or after his Benefit Commencement Date but before the entire amount of his benefit has been paid, the remaining amount shall be paid to his Beneficiary in the form and over the period being used at the Participant's date of death.

       9.04 FORM OF SINGLE SUM DISTRIBUTIONS. If a benefit under the Plan is payable in a single sum, such amount shall generally be paid in cash. However, a Participant or Beneficiary entitled to a distribution may elect, in the form and manner prescribed by the Plan Manager, to receive the vested balance of the Account invested in the Unisys Common Stock Fund in the form of whole shares of Unisys Stock (and cash with respect to fractional shares). Before any distribution is made from the Plan in a single sum, the portion of a Participant's ESOP Account or Matching Contribution Account that has been invested in Investment Funds other than the Unisys Common Stock Fund, shall be automatically reinvested in the Unisys Common Stock Fund before distribution.

       9.05 PUT OPTIONS. If the Unisys Stock is not readily tradable on an established securities market, any Participant who is entitled to a distribution of such shares from the Plan shall have a right to require the Company to repurchase such shares. Unisys Stock shall not be subject to a put, call, or other option, or a buy-sell or similar arrangement either while held by the Plan or when distributed to or on account of a Participant.

       9.06 DIRECT ROLLOVERS. In the event any payment or payments to be made under the Plan to a Participant, a Beneficiary, or an alternate payee who is the former spouse of a Participant, would constitute an "eligible rollover distribution," such individual may request that such payment be transferred directly from the Plan to the trustee of an "eligible retirement plan." Any such request shall be made in writing, on the form prescribed by the Plan Manager for such purpose, at such time in advance as the Plan Manager may specify.

For purposes of this Section 9.06, an "eligible rollover distribution" shall mean a lump sum distribution from the Plan on account of separation from service. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of After-Tax Contributions which are not includible in gross income. The nontaxable portion of an "eligible rollover distribution" may be rolled over tax-free to an eligible rollover plan as specified below if the eligible rollover plan provides for separate accounting of the amount transferred and earnings on such amounts.

For purposes of this Section 9.06, an "eligible retirement plan" shall mean (i) an individual retirement account described in Section 1169 of the Puerto Rico Code, (ii) an individual retirement annuity described in Section 1169(b) of the Puerto Rico Code (other than an endowment contract), or (iii) a qualified plan under Section 1165(a) of the Puerto Rico Code, the terms of which permit the acceptance of rollover distributions.

                                  ARTICLE X
                             WITHDRAWALS AND LOANS

       10.01 GENERAL. A Participant may withdraw amounts from his Account to the extent provided under this Article X. Any withdrawal shall be considered the distribution of a portion of the Participant's benefit and shall be paid in a single sum. A withdrawal shall be disregarded, however, for purposes of determining whether the Participant's Benefit Commencement Date has occurred.
A Participant's request for a withdrawal must be made in writing within the period prescribed by the Plan Manager. The amount of the withdrawal shall be divided proportionally among the Investment Funds in which the Accounts from which the withdrawal is to be made are invested. Withdrawals shall be made in accordance with the procedures established by the Plan Manager.

       10.02 WITHDRAWALS FROM AFTER-TAX ACCOUNT. Subject to the requirements set forth in Section 10.01, a Participant who is an Employee may withdraw all or a portion of the balance of his After-Tax Account (other than earnings on After-Tax Contributions made on or after January 1, 1987) up to one time in any six-consecutive month period. Withdrawals from a Participant's After-Tax Account shall be made in the following order:

             (a) After-Tax Contributions made before January 1, 1987; then

             (b) Amounts relating to After-Tax Contributions after December 31, 1986, including a pro-rata portion of the earnings thereon; and then

             (c) Earnings on After-Tax Contributions made before January 1,
1987.

       10.03 WITHDRAWALS FROM TAX DEDUCTIBLE CONTRIBUTION ACCOUNT AND ROLLOVER ACCOUNT. Subject to the requirements set forth in Section 10.01, a Participant may withdraw all or a portion of the balance of his Tax Deductible Contribution Account or Rollover Account at any time.

       10.04 WITHDRAWALS FROM REGULAR ACCOUNT. Subject to the requirements set forth in Section 10.01, a Participant who is an Employee may withdraw all or a portion of the balance of his Regular Account, up to one time in any six-consecutive month period if the following requirements are met:

             (a) the Participant has withdrawn the entire balance of his After-Tax Account; and

             (b) the Participant's aggregate years of participation in this Plan and any Prior Plan is five years.

       10.05 WITHDRAWALS FROM ESOP ACCOUNT AND MATCHING CONTRIBUTION ACCOUNT. Subject to the requirements set forth in Section 10.01, a Participant who is an Employee may withdraw all or a portion of the vested balance of his ESOP Account (other than the portion of his ESOP Account attributable to Matching Contributions made on or after January 1, 2007) and his Matching Contribution Account, up to one time in any six-consecutive month period if the following requirements are met:

             (a) the Participant has withdrawn the entire balance of his After-Tax Account and his Regular Account; and

             (b) the Participant's aggregate years of participation in this Plan and any Prior Plan is five years.

       10.06 HARDSHIP WITHDRAWALS.

             (a) Subject to the requirements set forth in Section 10.01 and in subsection (b) of this Section 10.06, a Participant may elect a withdrawal from his Tax Deferred Account (excluding any earnings credited after December 31,
1988), on account of an immediate and heavy financial hardship; provided, however, that the amount of such withdrawal must be necessary to satisfy the immediate and heavy financial need as determined under subsections (c) and (d).

             (b) A Participant shall be precluded from electing to have the Employer contribute Tax Deferred Contributions from his or her Compensation on his or her behalf to the Plan for twelve months following the date of the distribution. In addition, the annual limitation on Tax Deferred Contributions of Section 1165(e)(7)(A) of the Puerto Rico Code applicable to a Participant who makes a hardship withdrawal in the taxable year following the year of a hardship withdrawal shall be reduced by the amount of Tax Deferred Contributions made in the year of the hardship withdrawal.

             (c) For purposes of this Section 10.06, an immediate financial hardship means expenses incurred as a result of:

                    (1) Medical expenses incurred by the Participant, his Spouse or his dependents or expenses necessary for these persons to obtain medical care;

                    (2) Purchase (excluding mortgage payments) of a principal residence of the Participant;

                    (3) Payment of tuition and related educational fees for the next twelve (12) months of post-secondary education for the Participant, his Spouse or his dependents;

                    (4) The need to prevent eviction of the Participant from his principal residence or foreclosure on the mortgage of the Participant's principal residence;

                    (5) The payment of burial or funeral expenses for the Participant's deceased parent, spouse, child or dependent; and

                    (6) Any other financial need permitted by the Puerto Rico Code and the Department of Treasury of Puerto Rico.

The final determination of whether an immediate and heavy financial hardship exists shall be determined by the Plan Manager, which shall be under no obligation to verify independently the facts of hardship submitted by a Participant. Unless the Plan Manager or its designee has actual knowledge to the contrary, the Plan Manager shall be entitled to rely upon an affidavit signed by the Participant as proof of the elements necessary for a hardship withdrawal.

             (d) For purposes of this Section 10.06, a withdrawal shall be deemed to be in the amount necessary to alleviate an immediate financial hardship if:

                    (1) the amount of the withdrawal does not exceed the amount required to satisfy the immediate and heavy financial need;

                    (2) the Participant has obtained all available withdrawals and distributions from his Regular Account, ESOP Account, Matching Contribution Account, Tax Deductible Contribution Account, Rollover Account, and After-Tax Contribution Account; and

                    (3) the Participant has obtained all nontaxable loans currently available to the Participant from the Plan and all plans maintained by the Company or an Affiliate.

       10.07 WITHDRAWALS AFTER AGE 59 1/2. Subject to the requirements set forth in 10.01, after he has attained age 591/2, a Participant may withdraw all or any portion of his vested interest in his Account, up to one time in any six-consecutive month period.

       10.08 LOANS TO PARTICIPANTS. The Plan Manager may, in his discretion, cause the Plan to lend to any qualified Participant an amount, as requested by the Participant, from his Accounts (excluding amounts held in his Tax Deductible Contribution Account), upon such terms as the Plan Manager may see fit.

             (a) Qualification for Loans. A Participant is eligible for a Plan loan if he is (1) an Employee, or (2) a Participant who is a party in interest, as determined under Section 3(14) of ERISA.

             (b) Amount of Loan. The amount lent to any Participant shall not exceed the lesser of:

                    (1) the lesser of $50,000 or 50% of the amount in the Participant's vested interest in his Accounts; or

                    (2) the greater of $10,000, or one-half of the value of the vested portion of the Employee's accounts under all plans maintained by the Employer and all Affiliates.

For purposes of determining the maximum amount of a loan under this subsection
(b), the balance of a Participant's Tax Deductible Contribution Account shall be disregarded. The minimum amount of any loan made to a Participant shall be set by the Plan Manager from time to time, in a uniform and nondiscriminatory manner. A Participant may not have more than one loan outstanding at any time.
             (c) Loan Term; Interest Rates. Each loan shall be repaid within no less than one year and no more than five years from the date the loan is made, unless the loan proceeds are used to acquire a dwelling that is to be used as the Participant's principal residence, in which event the term of the loan may not be more than fifteen years. Each loan shall bear a fixed rate of interest that is commercially reasonable, as determined by the Plan Manager.

             (d) Other Loan Requirements. The amount lent to any Participant shall be debited against all of the Participant's Accounts from which the loan may be made (as determined under subsection (a)) such that the amount of the loan is prorated among such Accounts on the basis of the balance of each Account at the time the loan is made, and the interest paid to the Trustee by the Participant on the loan shall be allocated to such Accounts and to the Account of no other Participant. The amount of any loan, including accrued interest, un-repaid at the time a Participant or his Beneficiary becomes entitled to a distribution under Article IX shall be deducted from the amount otherwise distributable to the Participant or Beneficiary. No note or other document evidencing a loan shall be negotiable or otherwise assignable.

             (e) Elections. In order to be valid, a Participant's request for a loan must be made in the time and manner prescribed by the Plan Manager.

             (f) Expense of Loan. The Plan Manager may charge a reasonable loan processing fee as well as an annual loan administration fee for each year the loan is outstanding. Such fee shall be applied on a uniform and nondiscriminatory manner.

             (g) Repayment. Loans shall be repaid in equal installments (not less frequently than quarterly) through payroll withholding or, in the case of a Participant's unpaid authorized leave of absence or lay-off, by personal check. A Participant may fully repay the loan at any time without penalty. Loans shall become immediately due and payable upon a Participant's Termination of Employment, retirement or death.

             (h) Loan Security and Documentation. A loan shall be evidenced by a written document containing such terms and conditions as the Plan Manager shall determine, and shall be secured by the Participant's vested interest in his Accounts (other than his Tax Deductible Contributions Account).

                                   ARTICLE XI
                               PLAN ADMINISTRATION

       11.01 FIDUCIARY RESPONSIBILITY.

             (a) The Plan shall be administered by the Administrative Committee and the Plan Manager, which, to the extent of the duties of each under the Plan, shall be the Plan's "named fiduciary" and "administrator," as those terms are defined by ERISA, and its agent designated to receive service of process. All matters relating to the administration of the Plan, including the duties imposed upon the plan administrator by law, except those duties allocated to the Plan Manager and those duties relating to the control or management of Plan assets, shall be the responsibility of the Administrative Committee. The Plan Manager or the Administrative Committee (to the extent of the duties of each under the Plan), as the case may be, shall have the power to interpret and construe the provisions of the Plan, and to decide such questions as may rise in connection with the operation of the Plan, including interpretation of ambiguous Plan provisions, determination of disputed facts, and application of Plan provisions to unanticipated circumstances. The determination of the Plan Manager or the Administrative Committee (to the extent of the duties of each under the Plan), as the case may be, shall be subject to review only for abuse of discretion.

             (b) The Administrative Committee shall be responsible for reviewing and deciding appeals under the Plan, in accordance with Section 11.11(b) of the Plan.

             (c) The Plan Manager shall be responsible for the day-to-day administration of the Plan and shall have the authority to adopt such rules, guidelines, forms and procedures, not inconsistent with the terms of the Plan, as deemed necessary and/or appropriate to the operation and/or administration of the Plan. The Plan Manager shall also be responsible for the reporting and disclosure requirements applicable to the Plan under ERISA, the Puerto Rico Code and/or any other applicable law.

             (d) The Investment Committee shall be responsible for all matters relating to the control and management of Plan assets to the extent not assigned to the Trustee in the Trust Agreement or other instrument. The duties and responsibilities of the Investment Committee shall include, but not be limited to, the selection of the Investment Funds, the selection of the Investment Manager, and the monitoring of the performance of the Investment Manager and Trustee. The Investment Committee shall be a "named fiduciary" as that term is defined by ERISA.

       11.02 APPOINTMENT AND REMOVAL OF PLAN MANAGER AND COMMITTEES. The Plan Manager, the Administrative Committee and the Investment Committee shall be appointed and may be removed by the Board. The Plan Manager and persons appointed to the Administrative Committee or the Investment Committee may be, but need not be, employees of the Employer. The Plan Manager and any Administrative Committee or Investment Committee member may resign by giving written notice to the Board, which notice shall be effective 30 days after delivery. The Plan Manager and any Administrative Committee or Investment Committee member may be removed by the Board by written notice to such Committee person, which notice shall be effective upon delivery. The Board shall promptly select a successor following the resignation or removal of the Plan Manager or of any Administrative Committee or Investment Committee member, if necessary to maintain both an Administrative Committee and the Investment Committee of at least one member.

       11.03 COMPENSATION AND EXPENSES OF PLAN MANAGER AND COMMITTEES. The Plan Manager and members of the Administrative Committee and members of the Investment Committee who are Employees shall serve without compensation. The Plan Manager and members of the Administrative Committee or Investment Committee who are not Employees may be paid reasonable compensation for services rendered to the Plan. Such compensation, if any, and all ordinary and necessary expenses of the Plan Manager, and the Administrative Committee and Investment Committee shall be paid from the Fund unless paid by the Employer.

       11.04 PLAN MANAGER AND COMMITTEE PROCEDURES. The Plan Manager, and the Administrative Committee and Investment Committee may enact such rules and regulations for the conduct of their business and for the administration of the Plan, as each may deem desirable. The Administrative Committee and Investment Committee may act either at meetings at which a majority of its members are present or by a writing signed by a majority of its members without the holding of a meeting. Records shall be kept of the meetings and actions of the Administrative Committee and the Investment Committee, and of the actions of the Plan Manager. Neither the Plan Manager, nor any Administrative Committee or Investment Committee member who is a Participant in the Plan shall vote upon, or take an active role in resolving, any question affecting only his Accounts.

       11.05 INDEMNIFICATION OF THE PLAN MANAGER AND COMMITTEES. The Plan Manager and each member of the Administrative Committee and the Investment Committee shall be indemnified by the Company against costs, expenses and liabilities (other than amounts paid in settlement to which the Company does not consent) reasonably incurred by him in connection with any action to which he may be a party by reason of his service as Plan Manager or a member of the Administrative Committee or Investment Committee except in relation to matters as to which he shall be adjudged in such action to be personally guilty of willful misconduct in the performance of his duties. The foregoing right to indemnification shall be in addition to such other rights as the Plan Manager or the member of the Administrative Committee or Investment Committee may enjoy as a matter of law or by reason of insurance coverage of any kind, but shall not extend to costs, expenses and/or liabilities otherwise covered by insurance or that would be so covered by any insurance then in force if such insurance contained a waiver of subrogation. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the Plan Manager or the member of the Administrative Committee or Investment Committee may be entitled pursuant to the bylaws of the Company. Service as Plan Manager or as a member of the Administrative Committee or Investment Committee shall be deemed in partial fulfillment of the member's function as an employee, officer or director of the Employer, if he serves in that capacity as well as in the role of Plan Manager or a member of the Administrative Committee or Investment Committee.

       29>

       11.06 EXCLUSIVE BENEFIT RULE. The Plan Manager and the Administrative Committee and Investment Committee shall administer the Plan for the exclusive purpose of (a) providing benefits to Participants and their Beneficiaries and
(b) defraying reasonable expenses of administering the Plan.

       11.07 CONSULTANTS. The Plan Manager and the Administrative Committee and Investment Committee may, and to the extent required for the preparation of reports shall, employ accountants, actuaries, attorneys and other consultants or advisors. The fees charged by such accountants, actuaries, attorneys and other consultants or advisors shall represent reasonable compensation for services rendered and shall be paid from the Fund unless paid by the Employer.

       11.08 PAYMENT OF PLAN EXPENSES. The expenses incurred by the Employer in connection with the operation of the Plan, including, but not limited to, expenses incurred by reason of the engagement of professional assistants and consultants, shall be expenses of the Plan and shall be payable by the Plan at the direction of the Plan Manager. The Employer shall have the option, but not the obligation, to pay any such expenses, in whole or in part, and, by so doing, to relieve the Plan from the obligation of bearing such expenses. Payment of any such expenses by the Employer on one occasion shall not bind the Employer to pay any similar expenses on any subsequent occasion. For the purpose of administrative convenience, the Employer may pay certain expenses otherwise payable by the Plan, for which it shall seek reimbursement by the Trustee from the assets held in the Fund.

       11.09 METHOD OF HANDLING PLAN FUNDS. All payments to the Fund shall be made by the employee of the Employer charged with that responsibility by the Board. All payments from the Fund shall be made by the Trustee.

       11.10 DELEGATION AND ALLOCATION OF RESPONSIBILITY. To the extent permitted under the terms of the Trust Agreement or applicable law, the Trustee and any named fiduciary of the Plan may, by unanimous action in writing, delegate or assign any of its responsibilities for administering the Plan to one or more individuals or entities. In the event of any such delegation or allocation, the Trustee or any named fiduciary, as applicable, shall establish procedures for the thorough and frequent review of the performance of such duties. Persons to whom responsibilities have been delegated may not delegate to others any discretionary authority or discretionary control with respect to the management or administration of the Plan.

       11.11 CLAIMS PROCEDURES.

             (a) Initial Claim. In the event of a claim by a Participant or his or her Beneficiary with respect to the Plan, such claimant (himself or through his authorized representative) shall present his or her claim in writing to the Administrative Committee or its designee. The Administrative Committee or its designee shall, within 90 days after receipt of such written claim, make a determination and send a written or electronic notification to the claimant as to its disposition. If the Administrative Committee or its designee determines that special circumstances require an extension of time for processing the claim, the Administrative Committee or its designee shall be allowed an extension of time not to exceed 90 days from the end of the initial period and shall so notify the claimant in writing prior to the termination of the initial 90-day period, and shall indicate the special circumstances requiring an extension of time and the date by which to expect the benefit determination. In the event the claim is wholly or partially denied, such notification shall:

                    (1) state the specific reason or reasons for the denial;

                    (2) make reference to the specific provisions of the Plan upon which the denial is based;

                    (3) provide a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

                    (4) set forth the procedure by which the claimant may appeal the denial of his or her claim and the applicable time limitations; and

                    (5) a statement of the claimant's rights to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

             (b) Review of Denial. In the event a claimant wishes to appeal the denial of his claim, the claimant (or his or her authorized representative) may request a review of such denial by making application in writing to the Administrative Committee within 60 days after receipt of such denial. Such review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Such claimant (or his or her duly authorized representative) may, upon written request to the Administrative Committee and free of charge, have reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits. In addition, the claimant or his authorized representative may submit to the Administrative Committee written comments, documents, records and other information related to the claim for benefits. Appeals not timely filed shall be barred. Within 60 days after receipt of a written appeal, the Administrative Committee shall make a determination and notify the claimant of its final decision. If the Administrative Committee determines that special circumstances require an extension of time for processing the claim, the Administrative Committee shall be allowed an extension of time of up to an additional 60 days and shall so notify the claimant in writing (prior to the end of the initial period) the reason or reasons for such extension and the date by which a decision is expected. The final decision on review shall contain:

                    (1) specific reasons therefor;

                    (2) reference to the specific Plan provisions upon which it is based;

                    (3) a description of the claimant's right to receive, upon written request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits;

                    (4) a description of any voluntary appeals procedures offered by the Plan; and

                    (5) a statement of the claimant's rights to bring a civil action under Section 502(a) of ERISA.

If the Administrative Committee has not exceeded the time limitations set forth in this Section 11.11, the decision shall be final and conclusive on all persons claiming benefits under the Plan, subject to applicable law. If the claimant challenges the decision of the Administrative Committee, a review by a court of law shall be limited to the facts, evidence, and issues presented during the claims and appeals procedure set forth above. The claims and appeals process described herein must be exhausted before the claimant can pursue the claim in federal court. Facts and evidence that become known to the claimant after having exhausted the review procedure may be submitted for reconsideration of the review decision in accordance with the time limits established above. Issues not raised during the review process shall be deemed waived.

             (c) Exhaustion of Claims Procedures and Time Period for Bringing a Lawsuit. A claim or action (1) to recover benefits allegedly due under the provisions of the Plan or by reason of any law (including, without limitation, a civil action under Section 502(a) of ERISA), (2) to enforce rights under the Plan, (3) to clarify rights to future benefits under the Plan, or (4) any other claim or action that relates to the Plan and seeks a remedy, ruling, or judgment of any kind against the Plan or a Plan fiduciary or party in interest may not be filed in any court until the claimant has exhausted the Plan's claim and appeal process for any and all reasons the claimant believes his claim should be approved. In addition, any such claim or action must be filed no later than one year after, as appropriate, the earliest to occur of the following: the date the first benefit payment was made or due, the date the Administrative Committee or its delegate first denied the claimant's request on appeal, or the earliest date the claimant knew or should have known the material facts on which such claim or action is based. Any claim or action filed after the end of this one-year period shall be time-barred.

                                  ARTICLE XII
                           AMENDMENT AND TERMINATION

       12.01 AMENDMENT. The Plan may be amended at any time and from time to time by or pursuant to a formal written action of the Board, the Compensation Committee of the Board, the Company's Chief Financial Officer and the most senior Human Resources officer of the Company acting as a committee, or the Plan Manager, subject to the following restrictions:

             (a) the Plan Manager may make amendments only to the extent that they are necessary or appropriate to maintain the Plan's compliance with the applicable statutes or regulations;

             (b) the Company's Chief Financial Officer and most senior Human Resources officer of the Company acting as a committee may make amendments only to the extent that the effect of the amendments results in an annual cost of less than $1,000,000;

             (c) the Company's Chief Executive Officer may make amendments only to the extent that the effect of the amendments results in an annual cost less than $25,000,000; and

             (d) the Compensation Committee of the Board may make amendments only to the extent that the affect of the amendments results in an annual cost less than $50,000,000.

Notwithstanding the foregoing, however, to the extent that the Company's Corporate Delegation of Authority Chart or other action of the Board modifies the amendatory authority described in the preceding sentence, the Plan shall be deemed to have been amended in accordance with the Delegation of Authority Chart or such Board action. In no event shall an amendment be effective to the extent that it has the effect of decreasing the balance of a Participant's Account or eliminating an optional form of benefit payment for benefits attributable to service before the later of the date the amendment is adopted or the date it becomes effective, except to the extent permissible under ERISA
Section 203. If the vesting schedule of the Plan is amended, the nonforfeitable interest of a Participant in his Accounts, determined as of the later of the date the amendment is adopted or the date it becomes effective, shall not be less than the Participant's nonforfeitable interest in his Accounts determined without regard to such amendment. If the Plan's vesting schedule is amended, each Participant with three or more Years of Service may elect to have the nonforfeitable percentage of his Accounts computed under the Plan without regard to such amendment. The Participant's election shall be made within 60 days after the latest of (1) the date the amendment is adopted,
(2) the date the amendment becomes effective, or (3) the date the Participant is given written notice of the amendment by the Board or the Trustee.

       12.02 TERMINATION OR PARTIAL TERMINATION.

             (a) Right to Terminate Reserved. While the Company intends to continue the Plan indefinitely, it reserves the right to terminate the Plan at any time by formal written action of the Board. Further, any Employer may, at any time for any reason, withdraw from participation in the Plan, in whole or in part, by action of its governing board.

             (b) Treatment of Participants Upon Termination. If the Plan is terminated or partially terminated, Accrued Benefits of the Participants affected thereby shall immediately vest and be nonforfeitable, to the extent funded. No employees of such Employer who are not then Participants may thereafter be admitted to the Plan, and the Employer shall make no further contributions to the Fund.

             (c) Liability of Employer. The Employer shall have no liability in respect of payment under the Plan, except to pay over to the Trustee the contributions otherwise required under the Plan, and each Participant, his Beneficiary or alternate payee shall look solely to the Trust for distribution of benefits under the Plan.

             (d) Successor Employers. Unless this Plan is terminated earlier, a successor employer of the Employees of the Employer may continue this Plan and Trust by joining with the Trustee in executing an appropriate supplemental agreement. Such successor employer shall ipso facto succeed to all the rights, powers, and duties of the Employer hereunder. In such event, the Plan shall not be deemed to have terminated and the employment of any Employee who is continued in the employ of such successor Employer shall be deemed not to have been terminated or severed for any purposes hereunder.

                                  ARTICLE XIII
                                  MISCELLANEOUS

       13.01 MERGER, CONSOLIDATION OR TRANSFER OF ASSETS OR LIABILITIES. The Company reserves the right to merge or consolidate the Plan with any other defined contribution plan qualified under Section 1165(a) of the Puerto Rico Code, or to transfer Plan assets or liabilities to any other qualified defined contribution plan, provided that the amount standing to the credit of each Participant's, Beneficiary's and alternate payee's Accounts immediately after any such merger, consolidation or transfer of assets or liabilities shall be at least equal to the amount standing to the credit of the Participant's, Beneficiary's and alternate payee's Accounts immediately before such merger, consolidation or transfer, determined as if the Plan had then terminated.

       13.02 LIMITED PURPOSE OF PLAN. The establishment or existence of the Plan shall not confer upon any Employee the right to be continued as an Employee. The Employer expressly reserves the right to discharge any Employee whenever in its judgment its best interests so require.

       13.03 NONALIENATION. No benefit payable under the Plan shall be subject in any manner to anticipation, assignment, or voluntary or involuntary alienation. This Section 13.03 shall not preclude the Trustee from complying with the terms of (a) a Qualified Domestic Relations Order, (b) a federal tax levy, (c) a judgment relating to the Participant's conviction of a crime involving the Plan, or (d) a judgment, order, decree or settlement agreement between the Participant and the United States Department of Labor relating to a violation (or an alleged violation) of part 4 subtitle B of Title I of ERISA, all to the extent valid and enforceable under applicable federal law.

       13.04 FACILITY OF PAYMENT. If the Plan Manager, in his sole discretion, deems a Participant, Beneficiary or alternate payee who is entitled to receive any payment hereunder to be incompetent to receive the same by reason of age, illness, infirmity or incapacity of any kind, the Plan Manager may direct the Trustee to apply such payment directly for the benefit of such person, or to make payment to any person selected by the Plan Manager to disburse the same for the benefit of the Participant, Beneficiary or alternate payee. Payments made pursuant to this Section 13.04 shall operate as a discharge, to the extent thereof, of all liabilities of the Employer, the Trustee, the Administrative Committee, the Plan Manager and the Fund to the person for whose benefit the payments are made.

       13.05 IMPOSSIBILITY OF DIVERSION. All Plan assets shall be held as part of the Fund until paid to satisfy allowable Plan expenses or to provide benefits to Participants, their Beneficiaries or alternate payees. It shall be impossible, unless Section 4.07 or 13.07 applies, for any part of the fund to be used for, or diverted to, purposes other than the exclusive benefit of the Participants, their Beneficiaries or alternate payees or the payment of the reasonable expenses of the administration of the Plan or of the Fund or both, and the Fund shall continue for such time as may be necessary to accomplish the purposes for which it was established.

       13.06 UNCLAIMED BENEFITS. If a Participant or Beneficiary to whom a benefit is payable under the Plan cannot be located following a reasonable effort to do so by the Trustee, such benefit shall be forfeited but shall be reinstated if a claim therefor is filed by the Participant, Beneficiary or alternate payee.

       13.07 BENEFIT OFFSETS FOR OVERPAYMENTS. If a Participant, Beneficiary or alternate payee receives benefits hereunder for any period in excess of the amount of benefits to which he was entitled under the applicable terms of the Plan, such overpayment shall be offset against current or future benefit payments, as applicable, until such time as the overpayment is entirely recouped by the Plan, as determined by the Plan Manager in his sole discretion.

       13.08 CONTROLLING LAW. The Plan shall be construed and enforced in accordance with the laws of the Commonwealth of Puerto Rico, without regard to any choice of law provisions, to the extent not preempted by federal law, which shall otherwise control.

IN WITNESS WHEREOF, and as evidence of the adoption of the Plan as amended and restated herein, Unisys Corporation has caused this instrument to be executed by its duly authorized representatives.

UNISYS CORPORATION:
By:  Patricia A. Bradford, Senior Vice President Worldwide Human Resources

Dated:  December 3, 2010

                                      APPENDIX A

                               PARTICIPATING AFFILIATES
                             (EFFECTIVE DECEMBER 27, 2010)

Unisys Puerto Rico, Inc.